Exhibit 99.1

Jay Baldwin Named to BankAnnapolis Board of Directors

ANNAPOLIS, Md.--(BUSINESS WIRE)--BankAnnapolis today announced the election of Joseph G. (Jay) Baldwin, President and CEO of Millersville, Maryland-based Reliable Contracting Company, to its Board of Directors.

Baldwin, known for his leadership in the building and contracting industries, heads one of Maryland’s largest and most successful site work, road and highway construction companies. He was recently recognized with the 2007 Ernst & Young Entrepreneur of the Year® Award in the Construction and Contracting Services category in Maryland, an honor bestowed annually upon “outstanding entrepreneurs who are building and leading dynamic, growing businesses.”

“We are extremely pleased to welcome Jay Baldwin to the BankAnnapolis Board of Directors,” said Richard M. Lerner, Chairman and CEO of BankAnnapolis. “In addition to bringing strong leadership skills and extensive business expertise to the board, Jay truly understands and cares about the communities we serve. He and BankAnnapolis share the same business principles and values, as well as a commitment to strengthening the community through public service and giving back. Jay will be a real asset to BankAnnapolis and we’re fortunate to have him on our board.”

“It is an honor and privilege to be asked to serve on the BankAnnapolis board,” Baldwin said. “BankAnnapolis is unique in this marketplace. It offers a level of service and financial expertise that is unparalleled for a community bank, yet it maintains its community bank feel and dedication to community service. I am proud to be associated with such a fine institution.”

No stranger to the banking industry, Baldwin previously served on the boards of the Community Bank of Maryland, based in Bowie, and F&M Bank of Maryland, headquartered in Bethesda.

An Anne Arundel County native, Baldwin also manages several residential and commercial real estate development companies and has been involved in some of the area’s most successful projects including the Quarterfield Crossing Shopping Center on Route 97 and Quarterfield Road. New projects on the way include Waugh Chapel II, the Odenton Marc Station Public/Private Venture, Ellendale (a residential community on Kent Island) and Kaufmann Park.

Baldwin is active in several industry groups. He is currently President of the Maryland Highway Contractors Association and is on the board of the Maryland Asphalt Association. In 2001, he was named “Contractor of the Year” by the Home Builders Association of Maryland.

Involved in many charitable and philanthropic activities, Baldwin and his family were instrumental in getting the new School of the Incarnation financed and built, and continue to be involved with the Anne Arundel Medical Center and Hospice of the Chesapeake, to name a few. A graduate of the University of Maryland, Baldwin resides in Crownsville with his wife and three children.

BankAnnapolis contributes financial, in-kind and volunteer assistance to numerous nonprofit institutions and organizations that assist people in need and enhance the quality of life in the Greater Annapolis area. Through its seven community banking offices in Anne Arundel and Queen Anne's Counties, BankAnnapolis serves the financial needs of small businesses, professional concerns and individuals. In 2008, the Bank will open its eighth office in the Annapolis Towne Centre at Parole. The Bank’s parent company, Annapolis Bancorp, Inc. (NASDAQ:ANNB), trades on the NASDAQ Capital Market under the ticker symbol “ANNB,” and reported total assets of $357.5 million at September 30, 2007.

CONTACT:
BankAnnapolis
Richard M. Lerner, 410-224-4455
rlerner@bankannapolis.com